Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-139978 and 333-137562) and Form S-4 (Nos. 333-141154 and 333-141156) and related prospectuses of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our report dated March 5, 2007, with respect to the consolidated financial statements of Discovery Producer Services LLC, included in this Current Report (Form 8-K) dated August 29, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
August 23, 2007